Rule 424(b)(2)
                                                    Registration No. 333-60474


PRICING SUPPLEMENT NO. 160 dated October 7, 2004
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PXP1

ISIN:                           US52517PXP16

Specified Currency:             US Dollars

Principal Amount:               US$10,000,000.00

                                Total                    Per Note
Issue Price:                    US$10,000,000.00         100%
Agent's Commission:             US$         0.00           0%
Proceeds to Lehman
   Brothers Holdings:           US$10,000,000.00         100%

In addition, at the Original Issue Date specified below, Lehman Brothers Holdings may issue up to an additional $90,000,000.00 aggregate principal amount of Notes similar in all respects (including with respect to the Issue Price and the Agent's Commission specified above).


Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [  ]  As agent          [X ]  As principal

Trade Date:                     October 7, 2004

Original Issue Date:            October 28, 2004

Stated Maturity Date:           October 28, 2014

Amortizing Note:                [  ]  Yes     [X ]  No

Amortization Schedule:          Not Applicable


[  ]  Fixed Rate Note           Interest Rate per Annum:         %

[X ]  Floating Rate Note        [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds Rate
                  [X ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  J.J. Kenny Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [  ]  Other:

Interest Rate per Annum:        3-Month LIBOR plus Spread, subject to the
                                Maximum Interest Rate and Minimum Interest
                                Rate

                                All values used in any calculation of the Interest Rate per Annum will be rounded to five decimal places and all percentages resulting from any Interest Rate per Annum calculation will be rounded to three decimal places.

Initial Interest Rate:          Not applicable

Spread:                         0.60%

Maximum Interest Rate:          7.0%

Minimum Interest Rate:          0.0%

Index Maturity:                 3-Month LIBOR

3-Month LIBOR:                  For any LIBOR Determination Date, the offered
                                rates (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on such LIBOR Determination Date, which appears on Moneyline Telerate, on page
                                3747 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on that LIBOR Determination
                                Date. If 3-Month LIBOR cannot be determined on a LIBOR Determination Date as described above, then the Interest Rate Calculation Agent will determine LIBOR based on quotations from five reference banks in the manner described in the Prospectus Supplement with respect to four major banks in the London interbank market, substituting "five" in each place "four" appears, for deposits in U.S. dollars for a period of three months, commencing on such LIBOR Determination Date.

LIBOR Determination Dates:      Two London Business Days prior to Interest
                                Reset Dates

Interest Reset Dates:           Each Interest Payment Date

Interest Payment Dates:         Each January 28, April 28, July 28 and October
                                28, commencing on January 28, 2005

Interest Computation:           Interest will be computed on the assumption
                                that there are thirty days in each month and 360 days in each year.

"Accrue to Pay":                [  ]  Yes      [X ]  No

London Business Day:            Any day that is a day on which dealings in
                                deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

Interest Rate
   Calculation Agent:           Citibank, N.A.

Optional Redemption:            Not applicable

Optional Repayment:             Not applicable

Extension of Maturity:          Not applicable

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $1,000.00 and whole multiples of $1,000.00.

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poor's, A1 by Moody's Investors
                                Service and A+ by Fitch IBCA.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences-Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-United States Holders" has been reduced to 28% for payments made through 2010, after which time the rate will revert back to 31% absent Congressional action.

In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Estate Tax" and "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-Non-United States Holders."


Consequences to Non-United States Holders

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

* any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and
* interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


Information Reporting and Backup Withholding

Non-United States Holders

If you are a non-United States holder of debt securities, Lehman Brothers Holdings must report annually to the IRS and to you the amount of payments Lehman Brothers Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States person and Lehman Brothers Holdings has received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the "Agent"), and the Agent has agreed to purchase, the principal amount of the Notes. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agent that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Agent has agreed that it will, to the best of its knowledge, only offer or sell the Notes in compliance with the laws and regulations in any jurisdiction applicable to such offer or sale and it has not taken and will not take any action in any jurisdiction, other than the United States, that would permit a public offering of the Notes, or possession or distribution of any prospectus or any amendment or supplement thereto or any offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required.

The Agent has represented and agreed that:

* it and each of its affiliates have not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;
* it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings; and
* it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Agent has separately further agreed that the Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement, the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

Lehman Brothers Holdings has agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.


Lehman Brothers Holdings Inc.


By:      /s/   Paolo Tonucci
Name:    Paolo Tonucci
Title:   Authorized Officer